NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium announces normal course issuer bid

May 14, 2013– –ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta – Agrium Inc. (“Agrium”) (TSX and NYSE: AGU) announced today acceptance by the Toronto Stock Exchange (the “TSX”) of its previously announced Notice of Intention to Make a Normal Course Issuer Bid (“NCIB”). Pursuant to the NCIB, Agrium proposes to purchase through the facilities of the TSX, the New York Stock Exchange (the “NYSE”) and/or alternative trading platforms, from time to time over the next 12 months, if considered advisable, up to 7,472,587 common shares, being 5% of Agrium’s issued and outstanding shares, as of May 3, 2013. Agrium will be limited to daily purchases of up to 133,301 common shares on the TSX, subject to certain prescribed exemptions available under applicable Canadian and U.S. rules.

Agrium is authorized to make purchases during the period of May 21, 2013 to May 20, 2014 or until such earlier time as the bid is completed or terminated at the option of Agrium. Any common shares Agrium purchases under this bid will be purchased on the open market through the facilities of the TSX, the NYSE and/or alternative trading platforms at the prevailing market price at the time of such transaction. Agrium will rely on an automatic purchase plan during the NCIB. The automatic purchase plan allows for purchases by Agrium of its common shares during certain pre-determined blackout periods, subject to certain parameters. Outside of these pre-determined black-out period, shares will be purchased in accordance with management’s discretion.

The NCIB has been put in place because Agrium believes that the common shares are a good investment in the context of equity market conditions and the repurchase of common shares is consistent with Agrium’s objective of delivering a strong return of capital to its shareholders over time. All common shares purchased through the NCIB will be returned to treasury for cancellation.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Contact us at: www.agrium.com